EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of August 4, 2009, is made by and between:

TaxMasters, Inc., a Nevada corporation (formerly known as Crown Partners, Inc.) having its principal office at 900 Town & Country Lane, Suite 400, Houston, Texas 77024 (hereinafter referred to as "EMPLOYER")

AND

Glenn A. Clamon, an adult individual residing at 1659 Imperial Crown Drive, Houston, Texas 77043 (hereinafter referred to as "EMPLOYEE")

WITNESSETH THAT:

WHEREAS, EMPLOYEE is a business executive with certain education, experience, background, know-how and contacts which have been and will be useful and helpful to EMPLOYER in its business and EMPLOYER is desirous of employing EMPLOYEE in order to obtain the benefits of such education, experience, background, know-how and contacts;

WHEREAS, EMPLOYEE has provided services to EMPLOYER’s subsidiary in connection with its tax resolution business of assisting taxpayers with matters at the Internal Revenue Service consistent with the duties to be performed hereunder, such services having been provided under certain oral understandings;

WHEREAS, EMPLOYER will be merging its subsidiary with and into itself and desires to retain the services of EMPLOYEE.

WHEREAS, EMPLOYEE is agreeable to being employed by EMPLOYER upon the terms and conditions hereof and providing the benefits of his or her education, experience, background and contacts to EMPLOYER;

WHEREAS, as the result of negotiations and discussions, EMPLOYER and EMPLOYEE have finalized the terms of the employment of EMPLOYEE, and the parties having concluded their negotiations now desire to have a document to formalize and evidence their understandings and agreements, which document will supersede and void all prior discussions and understandings;

NOW, THEREFORE, in consideration of the mutual promises, covenants and forbearances contained herein, and intending to be legally bound, the parties have agreed as follows:

1.EMPLOYMENT.  (a)  For the term provided in Paragraph 2 below, EMPLOYER hereby employs EMPLOYEE, and EMPLOYEE hereby accepts that employment, upon the terms and conditions hereinafter set forth.

(b)  This Agreement shall supersede and replace all prior discussions, negotiations, memoranda, correspondence, understandings, and agreements pertaining to the employment of EMPLOYEE by EMPLOYER and/or its subsidiary.

2.  TERM.  (a)  This Agreement shall be effective as of the date executed by the last signing party.

(b)  This Agreement, subject to the provisions of Paragraphs 15 and 16 below, shall continue and exist for an initial period from such effective date until December 31, 2012 (initial term).  The term “employment year” as used in this Agreement shall mean January 1 to December 31, which is the EMPLOYER’s fiscal year.

(c)  If, on November 30, 2012, neither party is then in default under this Agreement, EMPLOYER shall have the option to extend the term of this Agreement for an additional one (1) year period.  Such option shall be exercised by EMPLOYER mailing notice to EMPLOYEE, on or before December 1, 2012, of its intention to so extend the Agreement.  If EMPLOYER shall not exercise its extension option on or before December 1, 2012 this Agreement shall terminate as provided herein.

(d)  This Agreement shall be subject to a further one (1) year extension under the procedure provided in subparagraph (c), provided that on November 30 of the then existing extension year neither party is then in default under this Agreement and notice of exercise of the extension option is given by EMPLOYER to EMPLOYEE on or before December 1 of such extension year.

(e)  Notwithstanding the foregoing, the term of this Agreement is otherwise subject to the various termination provisions contained hereafter.

3.  COMPENSATION-BASE AND ANNUAL CASH BONUS.  (a) For all services rendered under this Agreement, EMPLOYEE shall be paid, as base compensation, such annual salary as shall be determined by the EMPLOYER's Board of Directors from time to time, but in no event shall such compensation be at a rate of less than Two Hundred Twenty-Five Thousand Dollars ($225,000).  Such base compensation shall be in addition to such incentive compensation, deferred compensation, fringe benefits and bonuses as provided elsewhere herein.

(b)  At the end of each fiscal year, the EMPLOYER's Board of Directors shall review the performance of EMPLOYEE for such year and, based upon such evaluation, establish any increase in the base compensation payable to EMPLOYEE for the succeeding fiscal year.  EMPLOYER shall not be obligated to provide any increase; however, any increase shall supersede the “floor” in subparagraph (a).

(c)  During each fiscal year during the term of this Agreement, EMPLOYEE shall be entitled an annual cash bonus equal to a maximum of Four Hundred Percent (400%) of EMPLOYEE’s base annual salary.  Such bonus shall be paid quarterly within sixty (60)  days after the end of each fiscal quarter.  Each such quarterly bonus payment shall not be greater than EMPLOYEE’s base annual salary in effect for such fiscal year.  The amount of each quarterly cash bonus payment shall be determined by EMPLOYER’s Board of Directors subject to the limitations set forth in this subparagraph (c).

4.  SIGNING BONUS.  As a "signing bonus", EMPLOYER shall promptly issue to EMPLOYEE Thirty Million (30,000,000) shares of its Common Stock, ownership to which shall vest immediately.  EMPLOYEE represents and warrants that he or she is acquiring such shares for personal investment purposes and not with a view to resale or distribution; the certificate(s) for such shares shall bear a legend on the face thereof indicating that such shares have not been registered under the Securities Act of 1933 and are restricted as to further transfer.

5.  ANNUAL STOCK BONUS AND OPTION GRANTS.  (a) At the end of each fiscal year, EMPLOYEE shall be eligible for a bonus consisting of shares of EMPLOYER’s Common Stock.  The number of such shares of Common Stock and the vesting of such shares shall be as determined by the EMPLOYER’s Board of Directors, provided however, that such bonus shares shall be issued to EMPLOYEE within sixty (60) days after the end of such prior fiscal year.

(b)  The certificates for such bonus shares shall bear a legend on the face thereof indicating that such shares (i) have not vested and cannot be sold, transferred, assigned or otherwise disposed of until and unless they have vested and (ii) have not been registered under the Securities Act of 1933 and are restricted as to further transfer.

(c) EMPLOYEE shall receive a grant of stock options under EMPLOYER’s 2009 Stock Option Plan in the amount of Five Million (5,000,000) options at the end of fiscal 2009.  In the event that Earnout Shares are issued with respect to 2009 to EMPLOYER’s Chief Executive Officer, Patrick R. Cox, under that certain Share Exchange Agreement, dated as of August 4, 2009, by and among EMPLOYER, Mr. Cox, TaxMasters, Inc. and certain former shareholders of EMPLOYER named therein, then the option granted to EMPLOYEE under this paragraph 5(c) shall be increased in the same proportion as the number of Earnout Shares issued to Mr. Cox bears to the total number of Earnout Shares issuable under Section 5.1 of the Share Exchange Agreement.  All options granted to EMPLOYEE pursuant to this paragraph 5(c) shall have a three (3) year term and shall vest immediately upon grant.  EMPLOYEE shall be eligible for such other option grants under EMPLOYER’s 2009 Stock Option Plan as determined in the discretion of EMPLOYER’s Board of Directors.

6.  COMPENSATION-FRINGE BENEFITS.  EMPLOYEE shall receive at least the following additional benefits, which may be extended or increased, but not reduced, by EMPLOYER:

(a)  Base Personal Leave - During each year of this Agreement, EMPLOYEE shall receive twenty (20) days paid personal leave, which shall not be accumulated from year to year if unused. EMPLOYEE shall not be compensated for any unused personal leave.  "Personal leave" shall include vacation, sick leave, bereavement leave, so-called “personal days” and all other personal time off, other than legal holidays in the State of Texas.

(b)  Medical Insurance - EMPLOYEE shall receive such medical, surgical, dental and/or hospitalization insurance as EMPLOYER shall provide to its other officers/employees/consultants.

(c)  Other - EMPLOYEE shall receive such other fringe benefits as are available to any other officers/employees/consultants. Nothing contained in this Agreement shall be in lieu of any rights, benefits and privileges to which EMPLOYEE may be entitled under any stock option, 401(k), retirement, pension, profit-sharing, insurance, ESOT/ESOP, hospitalization, medical, surgical, dental, legal or other plans which may now be in effect or which may hereafter be adopted, either by EMPLOYER or any subsidiary or affiliate of EMPLOYER.  EMPLOYEE shall have the same rights and privileges to participate in such plans and benefits as any other employee during his or her period of employment and EMPLOYEE shall be entitled to participate on parity with executives of equal rank.

(d)EMPLOYER shall reimburse EMPLOYEE up to $60 per month for cell phone expenses upon presentation by EMPLOYEE, on a monthly basis, of EMPLOYEE’s monthly bill for cell phone service.

(e)EMPLOYER shall reimburse EMPLOYEE for deductible, co-pay and/or co-insurance payments made by EMPLOYEE under any medical, dental and/or vision insurance provided by EMPLOYER.

7.DUTIES.  (a) EMPLOYEE is initially engaged as the Vice President - Sales of EMPLOYER.  EMPLOYEE shall perform all usual and customary services as such executive, as outlined on Schedule A annexed hereto and made a part hereof.

(b)  EMPLOYEE'S performance shall be subject to the supervision of EMPLOYER'S Board of Directors.  The precise job description and the specific services to be rendered by EMPLOYEE may be defined, interpreted, curtailed, or extended, from time to time, by determination of the EMPLOYER' Board of Directors, provided, however, that any definition, interpretation, curtailment, or extension is consistent with the status of, and/or educational experience required for, the responsibilities for which EMPLOYEE has been engaged hereunder. It is the intent of this provision to provide EMPLOYER with flexibility in assigning responsibilities to EMPLOYEE and/or promoting EMPLOYEE, and this provision shall not be used to discipline, embarrass, humiliate or harass EMPLOYEE.

8.  EXTENT OF SERVICES.  EMPLOYEE agrees that this employment constitutes his or her primary employment and understands that his or her primary loyalty and responsibility is to EMPLOYER. Accordingly, EMPLOYEE shall devote such adequate, reasonable, and proper time, attention, and energies to the business of EMPLOYER as shall be necessary or consistent with such understanding and EMPLOYEE shall not, during the term of this Agreement be engaged in any other business activity (whether or not such business activity is pursued for gain, profit, or other pecuniary advantage), which conflicts with EMPLOYEE's employment responsibilities hereunder, without prior, written authorization of EMPLOYER's Board of Directors.  Nothing contained herein shall be construed as preventing EMPLOYEE from investing his or her assets in such form or manner as EMPLOYEE may select, whether or not such investment will require any services on EMPLOYEE'S part in the operation of the affairs of the companies in which such investments are made.

9.WORKING FACILITIES.  EMPLOYEE shall be furnished, at EMPLOYER's expense, with all necessary working facilities, including but not limited to an equipped office, clerical help, and telephone/facsimile/copying services, suitable to his or her position and adequate for the performance of his or her duties.

10.  EXPENSES.  EMPLOYEE is not authorized to incur expenses on behalf of, or chargeable to, EMPLOYER, with respect to his or her business travel, including transportation, lodging, food, entertainment, etc. except within such guidelines as may be established from time to time by the EMPLOYER's management.  EMPLOYER shall reimburse EMPLOYEE for authorized expenses within such guidelines upon presentation by EMPLOYEE, from time to time, of an itemized account of such expenditures in such form as EMPLOYER may require, together with receipts or other proofs of the expenditures as may be required.

11.  NON-DISCLOSURE OF INFORMATION.  (a) EMPLOYEE recognizes and acknowledges that, during the course of his or her employment, he or she will have access to valuable "Proprietary Information" as limited in subparagraph (b) below, including, but not limited to:  management plans for expansion, licensing, franchising, marketing, sales, and advertising, etc.; financial data such as revenues, costs, expenses, cash flow, working capital, etc.; customer data, including names, contact persons and numbers, terms and conditions of relationships, etc.; employee data including names, addresses telephone numbers, personal data, compensation arrangements and employment terms, etc.; sales and marketing arrangements, contracts, and relationships; shareholder and investor names, addresses, amounts and types of investments and contact data; computer systems, including hardware and software, etc.; and EMPLOYER’s  costing and pricing methods and procedures and that such information constitutes unique assets of the business of EMPLOYER and of which EMPLOYER is the sole and exclusive owner.  EMPLOYEE will treat such Proprietary Information on a confidential basis and will not, during or after his or her employment, personally use or disclose all, or any part of, such Proprietary Information to any person, firm, corporation, association, agency, or other entity except as properly required in the conduct of the business of EMPLOYER, or except as authorized in writing by EMPLOYER, publish, disclose or authorize anyone else to publish or disclose, any Proprietary Information of EMPLOYER with which EMPLOYEE's service may in any way acquaint EMPLOYEE.  EMPLOYEE shall surrender possession of all Proprietary Information, including especially all Trade Secrets (as defined in Paragraph 14(a)(iii) hereof), to EMPLOYER upon any suspension or termination of EMPLOYEE's employment with the EMPLOYER.  In the event of a breach, or threatened breach, by EMPLOYEE, of the provisions of this Paragraph 11, EMPLOYER shall be entitled to a preliminary, temporary and permanent injunction restraining EMPLOYEE from disclosing in whole or in part, any such Proprietary Information and/or from rendering any services to any person, firm, corporation, association, agency, or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed.  Furthermore, nothing herein shall be construed as prohibiting EMPLOYER from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from EMPLOYEE.

(b)  For purposes hereof, "Proprietary Information" shall not include information which (i) is publicly available from a source other than EMPLOYEE or can be lawfully obtained from a third party or parties in lawful possession thereof, or (ii) is publicly released in writing by EMPLOYER, or (iii) is required to be disclosed pursuant to the authority of any court or public agency.

12.RESTRICTIVE COVENANT.  (a) During the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement and any extension thereof, EMPLOYEE shall not, within the United States or any other area of the world in which EMPLOYER is then operating, directly or indirectly, compete with, own, manage, operate, control, be employed by, consult for, participate in, perform services for, or be connected in any manner with the ownership, management, operation or control of any business similar to the type of business conducted by EMPLOYER (or any parent, subsidiary or affiliate) at the time of the termination of this Agreement.  EMPLOYEE shall not, directly or indirectly, compete with any products or services marketed or offered by EMPLOYER at the time of termination, or engage in any activities which could be deemed a conflict of interest.

(b)  EMPLOYEE agrees that the "time", "geographic area", and "Scope of Business" provisions of this restrictive covenant are reasonable and proper and have been negotiated in connection with his or her employment hereunder.

(c)  EMPLOYER and EMPLOYEE agree, that if any court of competent jurisdiction shall, for any reason, conclude that any portion of this covenant shall be too restrictive, the court shall determine and apply lesser restrictions, it being the intent of the parties that some such restrictions shall be applicable for the protection of EMPLOYER and its shareholders.

13.  NONSOLICITATION COVENANT.  (a)  For a period of thirty-six (36) months after the termination of this Agreement (including any extension thereof) (the "Post Termination Period") EMPLOYEE shall not, solicit, directly or indirectly, by any means, any of the clients, customers, accounts, employees or "leads" of EMPLOYER during the Post Termination Period.

(b)  EMPLOYER and EMPLOYEE agree, that if any court of competent jurisdiction shall, for any reason conclude that any portion of this covenant shall be too restrictive, the court shall determine and apply lesser restrictions, it being the intent of the parties that some such restrictions shall be applicable for the protection of EMPLOYER and its shareholders.

(c)  This covenant has been given to induce EMPLOYER to enter into this Agreement and provide EMPLOYEE'S job responsibilities and compensation.

14.  OWNERSHIP OF INVENTIONS AND DEVELOPMENTS.  (a)  For purposes of this Agreement, the following definitions shall apply:

(i) "Inventions" shall mean:

(A)  All inventions, improvements, modifications, and enhancements, whether or not patentable, made by EMPLOYEE during EMPLOYEE's employment by EMPLOYER; and

(B)  All inventions, improvements, modifications and enhancements made by EMPLOYEE, during a period of one (1) year after any suspension or termination of EMPLOYEE's employment by EMPLOYER, which relate, directly or indirectly, to the past, present or planned future business of the EMPLOYER, determined as of the date of termination.

(ii) "Work Product" shall mean all documentation, software, creative works, programs, systems, source codes, know-how and information created, in whole or in part, by EMPLOYEE during EMPLOYEE's employment by EMPLOYER, whether or not copyrightable or otherwise protectable, excluding Inventions.

(iii) "Trade Secrets" shall mean all documentation, software, know-how and information relating to the past, present and future business of the EMPLOYER or any plans therefor, or relating to the past, present or future business of a third party or plans therefor that are disclosed to the EMPLOYER, which the EMPLOYER may not or does not disclose to third parties without restrictions on use or further disclosure.  In the case of EMPLOYEE, the term “Trade Secrets” shall include all knowledge, information and know-how regarding the Internal Revenue Service and its rules, procedures, practices, personnel and policies (whether or not published).

(b)  EMPLOYEE shall promptly disclose to EMPLOYER all Inventions and keep accurate records relating to the conception and reduction to practice of all Inventions.  Such records shall be the sole and exclusive property of EMPLOYER, and the EMPLOYEE shall surrender possession of such records to the EMPLOYER upon any suspension or termination of EMPLOYEE's employment with the EMPLOYER.

(c)  EMPLOYEE hereby assigns to the EMPLOYER, without further consideration to the EMPLOYEE, the entire right, title and interest in and to the Inventions and Work Product and in and to all proprietary rights therein or based thereon.  EMPLOYEE agrees that the Work Product shall be deemed to be a "work made for hire".  EMPLOYEE shall execute all such assignments, oaths, declarations and other documents as may be prepared by EMPLOYER to effect the foregoing.

(d)  EMPLOYEE shall provide EMPLOYER with all information, documentation, and assistance EMPLOYER may request to perfect, enforce, or defend the proprietary rights in or based on the Inventions, Work Product or Trade Secrets.  EMPLOYER, in its sole discretion, shall determine the exact extent of the proprietary rights, if any, to be protected in or based on the Inventions and Work Product.  All such information, documentation and assistance shall be provided at no additional expense or cost to the EMPLOYER, except for out-of-pocket expenses which the EMPLOYEE incurs at the EMPLOYER's request.

(e)  In the event of termination of this Agreement, EMPLOYER shall be entitled to advise any new employer of EMPLOYEE of his or her rights and obligations hereunder.

15.DISABILITY.  (a)  If EMPLOYEE is unable to perform his or her services by reason of illness or incapacity for a period of more than twenty (20) consecutive work days, or more than forty (40) work days in any three-month period whether or not consecutive, the compensation otherwise payable to EMPLOYEE thereafter during the continued period of such illness or incapacity may, at the option of EMPLOYER, be reduced by fifty percent (50%).  If such illness or incapacity shall continue for a period of thirty (30) consecutive work days or more than fifty percent of any calendar quarter, payment of such compensation may, at the option of EMPLOYER, be stopped altogether.  The full compensation shall be reinstated upon EMPLOYEE's return to service and the discharge of his or her full duties hereunder.  Notwithstanding anything herein to the contrary, EMPLOYER may, at its option, terminate this Agreement at any time after the EMPLOYEE shall be absent from his or her employment, for whatever cause, for a continuous period of more than six (6) months, and all obligations of EMPLOYER hereunder shall cease upon any such termination.

(b)  EMPLOYER may elect to continue the payment of full compensation notwithstanding the foregoing.  Such payments shall be in the sole discretion of EMPLOYER, may be discontinued at any time, and if initiated shall not thereby become a duty or requirement.

16.  TERMINATION OF EMPLOYMENT.  (a)  EMPLOYER can terminate EMPLOYEE's employment at any time for good cause. Without intending to limit the definition of good cause hereby, good cause will include:

(1)the EMPLOYEE'S death;

(2)the occurrence of one of the following events:

(i)  EMPLOYEE commits and/or is officially charged with a felony or any crime involving moral turpitude or unethical conduct which in the good faith opinion of the EMPLOYER could impair his or her ability to perform his or her duties or which impacts the market price of the EMPLOYER’s Common Stock;

(ii)  EMPLOYEE commits an act, or fails to take action in bad faith and to the detriment of the EMPLOYER, or

(iii)  in the good faith opinion of the EMPLOYER's Board of Directors, the EMPLOYEE fails, to a material extent, to fully and faithfully perform his or her obligations under this  Agreement.

(b)The termination of EMPLOYEE'S services shall not constitute a termination of the restrictive obligations and duties under Paragraphs 11, 12, 13 and 14.

(c)In the event of the bankruptcy (Chapter 7), reorganization (Chapter 11) or other termination of the business of the EMPLOYER, the provisions of Paragraph 12 shall continue in full force and effect only so long as full base compensation by EMPLOYER shall continue.

(d)If EMPLOYER terminates EMPLOYEE’s employment hereunder without cause or EMPLOYEE terminates his or her employment hereunder for any reason or no reason, then EMPLOYER shall (i) pay EMPLOYEE his or her annual salary earned but not yet paid through the date that notice of such termination was given, (ii) deliver to EMPLOYEE any annual stock bonus earned under Paragraph 5 hereof but not yet paid, (iii) reimburse EMPLOYEE for any expenses pursuant to Paragraph 10 hereof subject to EMPLOYEE’s compliance with the provisions thereof and (iv) provide any other rights, compensation and/or benefits as may be due to EMPLOYEE in accordance with the terms and provisions of any agreements, plans or programs of EMPLOYER (excluding severance plans or policies, if any).

(e)  IF EMPLOYER terminates EMPLOYEE’s employment for good cause, then EMPLOYER shall (i) pay EMPLOYEE his or her annual salary earned but not yet paid through the date that notice of such termination was given, (ii) reimburse EMPLOYEE for any expenses pursuant to Paragraph 10 hereof subject to EMPLOYEE’s compliance with the provisions thereof and (iii) provide any other rights, compensation and/or benefits as may be due to EMPLOYEE in accordance with the terms and provisions of any agreements, plans or programs of EMPLOYER (excluding severance plans or policies, if any).

17.  ARBITRATION.  Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Houston, Texas accordance with the rules then pertaining of the American Arbitration Association, but with all rights of discovery provided by the Texas Rules of Civil Procedure, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, which award and judgment may include reasonable attorney’s fees and costs.

18.  WAIVER OF BREACH.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.  The failure of a party to exercise any rights or privileges under this Agreement shall not be deemed to be a waiver or extinguishment of such rights or privileges, all of which shall continue to be exercisable.

19.  BENEFIT.  The rights and obligations of EMPLOYER under this Agreement shall inure to the benefit of, and shall be binding upon, its successors and assigns.  The protections of Paragraphs 11, 12, 13 and 14 shall inure to the benefit of EMPLOYER and any successors and assigns. The rights and obligations of EMPLOYEE under this Agreement shall inure to the benefit of, and shall be binding upon, his or her heirs, administrators, executors, successors and assigns.

20.  NOTICES.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if either personally delivered or sent by certified mail, to his or her residence in the case of EMPLOYEE, or to its principal office in the case of EMPLOYER.

21.LIFE INSURANCE.  EMPLOYER and/or one or more of its subsidiaries may, in its/their discretion at any time after the execution of this Agreement, apply for and procure, as owner and for its/their own benefit, insurance on the life of EMPLOYEE, in such amounts and in such forms as EMPLOYER may choose.  EMPLOYER shall not be required to give EMPLOYEE any interest whatsoever in any such policy or policies, (although nothing contained herein shall be deemed to prohibit any such arrangement) but EMPLOYEE shall, at the request of EMPLOYER, subject himself to such medical examination, supply such information, and execute such information releases and documents as may be required by the insurance company or companies to whom EMPLOYER has applied for such insurance.

22.ENTIRE AGREEMENT.  This instrument contains the entire agreement of the parties and may be modified only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

23.APPLICABLE LAW.  This Agreement shall be governed for all purposes by the laws of the State of Texas, without reference to any “conflict of law” provisions.  If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

24.  COUNTERPARTS. This Agreement may be executed in two or more counterparts, including facsimile counterparts, any one of which shall be deemed to be an original.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto set their hands and seals as of the day and year herein above written.

TAXMASTERS, INC.

By: /s/ Patrick R. Cox
Name: Patrick R. Cox Title: Chief Executive Officer

EMPLOYEE:

/s/ Glenn A. Clamon
Name: Glenn A. Clamon

SCHEDULE A – EMPLOYEE DUTIES

Set the weekly sales targets for the sales teams;

Monitor of the daily sales performance of the sales teams;

Review and establish revenue and sales goals with EMPLOYER’s President;

Calculate and approve bonuses for Teams and Team Leaders;

Analyze and set advertising campaigns in coordination with EMPLOYER and corporate policies and ethical considerations as delineated by the President;

In charge of the interviewing and / or approval of new employees for the Sales Area; and,

Lead the weekly meetings within the Team Leaders.